EXHIBIT 99.1

Commentary for the Week Ended April 24, 2009
Weekly Performance Statistics 1

April 24, 2009
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-0.59%	-1.71%	-6.54%
Class B Units	-0.60%	-1.75%	-6.78%

S&P 500 Total Return Index [2]	-0.36%	8.72%	-3.25%
Lehman Long Government Index [2]	-0.68%	-3.46%	-8.57%
1	Subject to independent verification
2	Index is unmanaged and is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Performance Analysis 3

 3  The charts above are compiled using unaudited ROR estimates.  Data is subject to independent verification.

Sector Commentary

Currencies

Grant Park’s positions in the currency markets are mixed.

Short positions in the Swiss franc against the U.S. dollar resulted in setbacks during the week.  The rally in the franc was fueled by a strong earnings report from Credit Suisse. Strength in the gold markets also played a role in moving the dollar lower against the franc.

A firming of the Japanese yen resulted in losses for the portfolio’s short potions.  The yen moved higher against several other major currencies, after Japanese trade data for March showed a higher-than-anticipated trade surplus.

Metals

Grant Park’s positions in the metals markets are mixed.

Long positions in base metals registered setbacks this week as a sector-wide selloff moved prices lower.  Weakness in the equity markets was the main driver behind price declines.  Ongoing uncertainty regarding the future of the U.S. auto industry also put pressure on prices.

As a hedge against inflation, speculators drove up gold prices as weakness in the equity markets threatened the value of the U.S. dollar.

Equities

Grant Park’s positions in the domestic and international equity markets are mixed.

Our positions in the equity markets partially offset portfolio setbacks.  Strong gains in several of Hong Kong’s blue chip stocks lifted the Hang Seng Index higher alongside long positions.

Short positions in the global equity markets posted strong gains as concerns about the future of the U.S. financial sector put pressure on prices.  Poor earnings reports from several large U.S. financial institutions and bearish sentiment surrounding the U.S. automotive industry were the main drivers behind waning sentiment.

2Indices Overview
Standard and Poor’s 500 Total Return Index (S&P 500 Index) – A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Lehman Brothers U.S. Long Government Index – A benchmark comprised of the Lehman Brothers U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Lehman U.S. Government Index.